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                                                                     Exhibit 4.7

                       THIRD AMENDMENT TO CREDIT AGREEMENT
                       -----------------------------------

                  THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of July 14, 1997, (this "Third Amendment"), is by and among OLYMPIC STEEL, INC., an Ohio corporation ("Borrower"), and NATIONAL CITY BANK ("NCB") and the group of other banks signatory hereto or that become parties to the Credit Agreement hereafter identified by amendment or supplement thereto (NCB and the banks comprising such group at any specific time, hereinafter referred to as the "Banks") and NATIONAL CITY BANK, as agent for the Banks (in that capacity, "NCB-Agent").

                                    RECITALS
                                    --------

                  A. Borrower, the Banks and NCB-Agent entered into a Credit Agreement, dated as of October 4, 1996 (the "Agreement"), pursuant to which Borrower may obtain, among other things, (i) loans ratably from the Banks that are on a revolving credit basis and (ii) subject LCs issued by NCB in which the Banks agree to ratably share the obligations in respect thereof, in each case until the expiration date.

                  B. Borrower, the Banks and NCB-Agent entered into the First Amendment to Credit Agreement, dated as of January 24, 1997 (the "First Agreement"), in order to increase the amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs by Ten Million Dollars ($10,000,000) and to permit Borrower to make certain joint venture investments and guarantees of indebtedness of the joint venture entities.

                  C. Borrower, the Banks and NCB-Agent entered into the Second Amendment to Credit Agreement, dated as of May 30, 1997 (the "Second Amendment"), in order to increase the amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs by Eight Million Dollars ($8,000,000), to add a commitment by Banks for new Series A term loans in the amount of Seventeen Million Dollars ($17,000,000), to permit certain borrowing from other lenders, to permit the Borrower to allow certain of its property to become encumbered by liens in favor of other lenders and to extend the expiration date to June 30, 2000.

                  D. Borrower, the Banks and NCB-Agent desire to again amend the Agreement by this Third Amendment to Credit Agreement (the "Third Amendment"), in order to add PNC Bank, National Associations ("PNC"), as a party hereto, change the ratable share of the obligations of some of the Banks hereunder and make appropriate changes to recognize the fact that some or all of the proceeds of the subject term loans will be used by a newly formed subsidiary of Borrower, Olympic Steel Iowa, Inc. ("OSII"), for the purpose of acquiring land in Bettendorf, Iowa and constructing a temper mill facility thereon.

                                    AGREEMENT
                                    ---------

                  Accordingly, the parties have agreed and do hereby agree as follows:

         1. The following new Section 1C shall be added to the Agreement immediately following Section 1B thereof:

                  1C. ADDITION OF BANK -- As of date of the Third Amendment to this Agreement, PNC is a party hereto and is included within the definition "Banks". Since the Banks have previously made subject loans to Borrower under the Agreement, PNC



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         shall, as of the date hereof, make a payment to each Bank whose ratable share of the aggregate subject commitments of the Banks hereunder is decreased as result of the Third Amendment (the "Decreased Banks") in an amount equal to the difference between the amount of such Decreased Bank's outstanding subject loans immediately preceding the effective date of the Third Amendment and the amount of outstanding subject loans such Decreased Bank would have had at such time if such Decreased
         Bank's ratable share of the subject commitments as of October 4, 1996 had been the share set forth in the Third Amendment. In addition, PNC and the Decreased Banks will make adjustments between them to reflect any necessary proration of any interest, commitment fees or other items to be paid to PNC after the date of the Third Amendment or previously paid to the Decreased Banks that, in either case, relate to periods of time that straddle the effective date of the Third Amendment.

         2. Subsection 2A.01 SUBJECT REVOLVING LOANS AND LETTERS OF CREDIT AMOUNTS of the Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2A.01 SUBJECT REVOLVING CREDIT LOANS AND LETTERS OF CREDIT AMOUNTS -- The aggregate amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs shall be Sixty-Eight Million Dollars ($68,000,000). The aggregate amount of the subject commitments for additional subject LCs shall not exceed Five Million Dollars ($5,000,000). The aggregate amount of the subject commitments for the subject revolving credit loans and additional subject LCs may be reduced from time to time pursuant to subsection 2A.03 and the subject commitments may be terminated pursuant to Section 5B. The aggregate amount of the subject commitments by the Banks for existing subject LCs as of July 14, 1997 is Nine Million, Seven Hundred Thirty-One Thousand, Three Hundred Forty-Four Dollars ($9,731,344) but that amount may be reduced from time to time pursuant to subsection 2A.03 and the subject commitments may be terminated pursuant to Section 5B. The amount of each Bank's subject commitment to make subject revolving credit loans to Borrower and to participate in respect of additional subject LCs and existing subject LCs (subject to such reduction or termination), and the proportion (expressed as a percentage) that it bears to all of the subject commitments, is set forth opposite the Bank's name on SCHEDULE 2A.01 hereto dated July 14, 1997.

         3. Subsection 2A.01.1 SERIES A TERM LOANS of the Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2A.01.1 SERIES A TERM LOANS-- (a) The aggregate amount of the series A subject term loans shall be an amount up to, but not exceeding, Seventeen Million Dollars ($17,000,000). The series A subject term loans shall be made and disbursed not more frequently than once each calendar month and the aggregate amount thereof shall not exceed eighty percent (80%) of costs reasonably incurred and paid by Borrower or OSII for construction of a temper mill facility in Bettendorf, Iowa (the "Iowa Mill Project"). With each request for a series A subject term loan advance, Borrower or OSII shall submit to NCB-Agent evidence of such costs so incurred and paid and such other information as NCB-Agent may request with respect to the Iowa Mill Project including, without limitation, the estimated cost of completing the same. The subject commitments for any amount of the series A subject term loans not disbursed on or before December 30, 1998 shall automatically and immediately expire on December 31, 1998 without any notice to Borrower.

                  (b) Beginning May 30, 1999, the outstanding principal amount of the series A subject term loans shall be reduced annually prior to the expiration date by an amount

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         equal to ten percent (10%) of the aggregate amount thereof outstanding and disbursed prior to December 31, 1998 (for example, if the aggregate amount of the series A subject term loans disbursed is $17,000,000, then the amount of each principal reduction prior to the expiration date shall be $1,700,000). A principal payment of the series A subject term loans shall be made on each May 30 commencing on May 30, 1999 with a final payment of the entire outstanding amount of the series A subject term loans being due and payable on the expiration date.

                  (c) The amount of each Bank's subject commitment to make series A subject term loans (which is subject to termination pursuant to Section 5B), and the proportion (expressed as a percentage) that it bears to all of the subject commitments relating thereto is set forth opposite the Bank's name below.

==========================================================================================================================
                    Bank                              Series A Subject Term Loan                   Percentage
--------------------------------------------------------------------------------------------------------------------------
National City Bank                                            $6,800,000                               40%
--------------------------------------------------------------------------------------------------------------------------
Comerica Bank                                                 $4,250,000                               25%
--------------------------------------------------------------------------------------------------------------------------
Mellon Bank, N.A.                                             $3,400,000                               20%
--------------------------------------------------------------------------------------------------------------------------
PNC Bank, National Association                                $2,550,000                               15%
--------------------------------------------------------------------------------------------------------------------------
Total                                                        $17,000,000                              100%
==========================================================================================================================

                  (d) Anything contained in this subsection 2A.01.1 to the contrary notwithstanding, no term loan shall be made or disbursed by any of the Banks prior to compliance by Borrower with the conditions set forth in section 2B of this Agreement.

         4. The introductory paragraph of section 2B SUBJECT LOANS and subsection 2B.01 SUBJECT NOTES of the Agreement shall be deleted in their entirety and the following shall be substituted in place thereof:

                  2B. SUBJECT LOANS -- Each Bank (for itself only and not for the others) agrees, subject to the conditions of this Agreement, that so long as that Bank's subject commitment remains in effect, it will grant Borrower the subject loans up to the amounts specified to be loaned by it in subsections 2A.01 and 2A.01.1 pursuant to this Agreement as Borrower may from time to time request; PROVIDED, however, that each Bank's obligations to make the subject term loans shall arise only when (and not before) Borrower has complied or caused compliance with each of the following conditions:

                           (a) Borrower shall have executed and delivered the
                  environmental indemnity agreement to be executed and delivered pursuant to subsection 2EE.03.

                           (b) Borrower shall have caused to be delivered to
                  NCB-Agent a policy of title insurance or a commitment therefor or endorsements thereto with respect to the land and buildings of OSII to be subject to a mortgage securing the fulfillment of OSII's obligations under its subject guaranty and in such amount as the Banks may reasonably require.

                           (c) OSII shall have executed and delivered the
                  security documents to be executed and delivered pursuant to subsection 2EE.02 and such documents, including all of the mortgages required by such subsection, shall have been filed for record.

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                           (d) Counsel for Borrower OSLI, OSMI and OSII shall
                  have rendered to each Bank a written opinion in respect of the matters referred to in subsections 4B.01, 4B.02, 4B.03 and 4B.04 as the same relate to the subject term loans and the documents to be or previously delivered to NCB-Agent or the Banks in connection therewith, in form and substance satisfactory to each Bank.

                           (e) Borrower shall have obtained a phase I
                  environmental report with respect to the land that is to be part of the Iowa Mill Project from a qualified environmental expert acceptable to the Banks and shall have delivered such report to NCB-Agent.

                  2B.01 SUBJECT NOTES -- Each Bank's subject revolving credit loan and participation in respect of additional subject LCs and existing subject LCs shall be evidenced by subject notes executed and delivered by Borrower, payable to the order of that Bank aggregating in the principal amount equal to the dollar amount of that Bank's aggregate subject commitment therefor set forth in Section 2A.01. Each subject note shall be in the form and substance of EXHIBIT 2B.01 with the blanks appropriately filled. Each of the subject term loans by each Bank shall be evidenced by a separate subject note executed and delivered by Borrower, payable to the order of the Bank in principal amount equal to the dollar amount of the Bank's subject commitment therefor; each such note shall be in form and substance of EXHIBIT 2B.01T with the blanks appropriately filled. The subject notes delivered in accordance herewith shall replace all prior subject notes delivered to Banks under the Credit Agreement.

                           (a) Whenever Borrower obtains a series of subject loans pursuant to this Agreement, each Bank shall make an appropriate entry into a loan account maintained in that Bank's books and records. Each entry shall be prima facie evidence of the data so entered; but such entries shall not be a condition to Borrower's obligation to pay.

                           (b) No holder of any subject note shall transfer a subject note, or seek a judgment or file a proof of claim based on a subject note without in each case first endorsing the subject note to reflect the true amount owing thereon.

         5. Section 2EE SECURITY FOR SUBJECT TERM LOANS of the Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

         2EE. SECURITY FOR OSII GUARANTY OBLIGATIONS -- The fulfillment of OSII's obligations under its Guaranty Agreement shall be secured in accordance with the following:

                  2EE.01 OSII OBLIGATION TO GUARANTY SUBJECT TERM LOANS -- The fulfillment of OSII's obligations under its Guaranty Agreement in connection with the subject term loans shall be secured by a first priority lien and security interest in all of OSII's land, buildings and equipment located in Bettendorf, Iowa.

                  2EE.02 SECURITY DOCUMENTS -- Borrower agrees to cause OSII to execute and deliver to NCB-Agent such mortgages, security agreements, UCC financing statements and other documents to effect the provisions of Section 2EE as NCB-Agent, or a majority of the Banks, may from time to time reasonably request including, without limitation, such as are identified on EXHIBIT 2EE.02. Borrower agrees to pay the reasonable and necessary out of pocket expenses of NCB-Agent incurred with the filing and perfection of the security interests and liens to be granted pursuant to this Section 2EE.

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                  2EE.03 ENVIRONMENTAL INDEMNITY -- Borrower agrees to execute and deliver to NCB-Agent an agreement protecting the Banks and NCB-Agent from liability for environmental claims relating to the property subject to the mortgage that is to secure the guaranty of the subject term loans. Such agreement shall be in form and substance reasonably satisfactory to the Banks and NCB-Agent.

         6. Section 2FF.01 OSLI AND OSMI GUARANTY OF PAYMENT OF SUBJECT TERM LOANS OF THE AGREEMENT shall be deleted in its entirety and the following sentence shall be added to the Agreement at the end of section 2F.01 thereof:

                  Borrower shall cause each of its wholly-owned subsidiaries, OSLI and OSMI, to unconditionally guarantee payment of the subject term loans pursuant to a guaranty of payment, through a supplement to its subject guaranty in the form attached hereto as EXHIBIT 2F.01S, executed and delivered to the Banks by OSLI and OSMI, and pursuant to such additional supplements to its subject guarantee as NCB-Agent may require with respect to increases in the subject commitments for the subject revolving credit and term loans.

         7. The following subsection 2F.02 shall be added to the Agreement immediately following subsection 2F.01 thereof:

                  2F.02 OSII GUARANTY OF PAYMENT -- Borrower shall cause its wholly owned subsidiary, OSII, to unconditionally guarantee payment of the subject revolving loans, the Series A subject term loans and the subject LCs pursuant to a guaranty of payment, in the form attached hereto as EXHIBIT 2F.02, executed and delivered to the Banks by OSII (a "subject guaranty"). Borrower acknowledges that some or all of the proceeds of the Series A subject term loans will be used by Borrower for purposes of making a loan to, or an equity investment in, OSII to facilitate its acquisition of land in Bettendorf, Iowa for the Iowa Mill Project and/or its construction of a temper mill thereon and its acquisition of equipment for such mill.

         8. Wherever the words "OSLI and OSMI", "OSLI or OSMI" or "OSLI and/or OSMI" appear in sections 3A through 3D, Section 4B (except for the last sentence of subsection 4B.03) and Section 5A of the Agreement, they will be replaced by the words "OSLI, OSMI and OSII", "OSLI, OSMI or OSII" and "OSLI, OSMI and/or OSII" respectively, the word "OSLI" in the introduction in subsection 3D.05 will be replaced by the words "OSLI, OSMI or OSII", the words "or OSLI" at the end of subsection 4B.04 will be replaced by the words ,"OSLI, OSMI or OSII" and the words "OSLI's and OSMI's" in subsection 5B.01(c) will be replaced by the words "OSLI's, OSMI's and OSII's".

         9. The last sentence of subsection 4B.03 CORPORATE AUTHORITY of the Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                  Upon the execution and delivery thereof by OSLI, OSMI and OSII, the subject guaranties, as supplemented in the case of OSLI and OSMI, and the security agreement to be executed and delivered by OSII pursuant to subsection 2EE.02, will each become a valid and binding obligation of the party thereto subject, however, to any applicable insolvency or Bankruptcy law and general principles of equity.

         10. The following sentence shall be added to the Agreement at the end of Subsection 4B.06 thereof:

                  Upon acquisition of the land to be used for the Iowa Mill Project, construction of the temper mill facility thereon and acquisition of the equipment for such mill, OSII

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         will have good and marketable title to such assets, free and clear of any mortgage, security interest or other lien of any kind except those in favor of Banks that are imposed in accordance with the Third Amendment.

         11. Section 9 DEFINITIONS of the Agreement is amended by adding the following new definitions thereto:

                  DECREASED BANKS is defined in Section 1C.

                  EQUIPMENT means, collectively, all goods, merchandise, machinery and equipment and other personal property used or purchased for use primarily in the business of Borrower, OSLI, OSMI or OSII (excluding inventory) wherever located;

                  OSII means Olympic Steel Iowa, Inc., an Iowa corporation that is a wholly owned subsidiary of OSMI;

                  PNC means PNC Bank, National Association;

                  RELATED WRITING means any note, mortgage, guaranty, security agreement, other lien instrument, financial statement, audit report, notice, legal opinion, credit request, officer's certificate or other writing of any kind which is executed by Borrower or OSLI, OSMI or OSII, or certified or signed by one or more of its officers, auditors or counsel, and is delivered to the Banks and NCB-Agent or any thereof pursuant to this Agreement or any related writing and includes, without limitation, the subject notes and the other writings referred to in Sections 2A, 2B, 2C, 2D, 2E, 2EE, 2F, 3A and 4A;

                  SERIES A SUBJECT TERM LOANS means the term loans obtained pursuant to subsection 2A.01.1 of this Agreement;

                  SUBJECT GUARANTY means the guaranty of payment executed and delivered by OSLI, OSMI or OSII pursuant to this Agreement, as supplemented from time to time;

                  SUBJECT NOTE means a note executed and delivered hereunder by Borrower and being in the form and substance of Exhibit 2B.01 or 2B.01T with the blanks appropriately filled;

         12. Exhibits 2A.05, 2B.01, 2B.01T, 2EE.02 and 2FF.01S to the Agreement shall be deleted in their entirety and replaced by the attached new Exhibits 2A.05, 2B.01, 2B.01T, 2EE.02 and 2F.01S, respectively, and the attached new
Exhibit 2F.02, shall be added to the Agreement immediately following Exhibit 2F.01S.

         13. Prior to or at the execution and delivery of this Third Amendment, Borrower shall have complied or caused compliance with each of the following:

                  (a) Borrower shall have executed and delivered to each Bank a subject revolving credit loan note in principal amount equal to the dollar amount of such Bank's aggregate subject commitment therefor in subsection 2A.01 in the form comparable to EXHIBIT 2B.01 of the Agreement with the blanks appropriated completed. The notes so delivered will take the place of all prior revolving credit loan notes held by the Banks hereunder.

                  (b) Borrower shall have executed and delivered series A subject term loan notes to each Bank in accordance with subsection 2B.01 in the form comparable to EXHIBIT

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2B.01T of the Agreement with the blanks appropriately completed. The notes so delivered will take the place of all prior Series A subject term loan notes held by the Banks hereunder.

                  (c) OSLI and OSMI shall each have executed and delivered to NCB-Agent a supplement to its subject guaranty in the form attached as EXHIBIT 2F.01S and OSII shall have executed and delivered to NCB-Agent a subject guaranty in the form attached as Exhibit 2F.02.

                  (d) Borrower's secretary shall have certified to each Bank resolutions duly adopted by Borrower's board of directors in respect of this Third Amendment and the matters contemplated hereby and authorizing execution, delivery and performance of this Third Amendment and the subject notes and the security and other documents to be delivered by Borrower pursuant to this Third Amendment.

                  (e) The secretary of OSLI and OSMI shall have certified to each Bank resolutions duly adopted by OSLI's and OSMI's boards of directors authorizing the execution, delivery and performance of the supplements to the subject guaranties to be delivered pursuant to this Third Amendment and the secretary of OSII shall have certified to each Bank resolutions duly adopted by OSII's board of directors authorizing the execution, delivery and performance of the subject guaranty and the security documents to be executed and delivered pursuant to this Third Amendment.

         14. Following completion of the Iowa Mill Project, Borrower shall promptly obtain an appraisal of the land, buildings and equipment that are part of the Iowa Mill Project from an appraiser or appraisers acceptable to Banks and shall deliver such appraisal to NCB-Agent.

         15. From and after the effective date of this Third Amendment, references in the Agreement and the subject notes (as each of the foregoing has been amended by the First Amendment, the Second Amendment and this Third Amendment or pursuant to such amendments) to (i) the Agreement shall be deemed to be references to the Agreement as amended by all such amendments (unless otherwise expressly indicated) and (ii) the subject notes shall be deemed to include the supplemental revolving credit and series A subject term loan notes executed and delivered pursuant hereto.

         16. Borrower restates and reaffirms all of its representations and warranties set forth in Section 4B of the Agreement as of the date hereof.

         17. This Third Amendment and the modifications set forth herein shall be and become effective as of the date hereof.

         18. This Third Amendment may be executed in one or more counterparts, each counterpart to be executed by Borrower, by NCB-Agent and by one or more or all of the Banks. Each such executed counterpart shall be deemed to be an executed original for all purposes but all such counterparts taken together shall constitute one agreement, which agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

         19. This Third Amendment may be executed by representatives of the Banks using facsimile signatures and facsimilied signature pages shall in all respects be binding on all parties hereto and thereto as if such signature pages were originally delivered. Original signature pages for all facsimilied signature pages shall be delivered to the parties hereto not later than July 21, 1997.

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         IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date first above written.

NATIONAL CITY BANK, AGENT                      OLYMPIC STEEL, INC.

By: /s/ Donald B. Hayes, Jr.                   By: /s/ Richard T. Marabito
   ----------------------------                   ------------------------------
     Donald B. Hayes, Jr.                            Richard T. Marabito
     Vice President                                  Treasurer

NATIONAL CITY BANK

By: /s/ Donald B. Hayes, Jr.
   ----------------------------
      Donald B. Hayes, Jr.
      Vice President

COMERICA BANK

By: /s/ Brian T. Dragon
   ----------------------------
     Brian T. Dragon
     Account Officer

MELLON BANK, N.A.

By: /s/ Michael C. Haines
   ----------------------------
     Michael C. Haines
     Banking Officer

PNC BANK, NATIONAL ASSOCIATION

By:
   ----------------------------


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